Exhibit 5.1

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

July 17, 2018

PBF Logistics LP

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel for PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of an aggregate of 1,775,750 common units representing limited partner interests in the Partnership (the “Units”) in a registered direct offering pursuant to the shelf registration statement on Form S-3 (File No. 333-207377) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Units are to be sold by the Partnership pursuant to the Common Unit Purchase Agreement, dated as of July 16, 2018 (the “Common Unit Purchase Agreement”), by and among the Partnership and the Purchasers named therein.

We have reviewed (i) the Registration Statement, (ii) the prospectus dated October 20, 2015 contained within the Registration Statement, (iii) the prospectus supplement dated July 16, 2018 relating to the Units (the “Prospectus Supplement”), (iv) the Certificate of Limited Partnership of the Partnership, (v) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 15, 2014, as amended to date (the “Partnership Agreement”), (vi) copies of the formation, organizational and other governing documents of PBF Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (vii) resolutions of the General Partner (including any committees thereof), (viii) the Common Unit Purchase Agreement and (ix) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers of the General Partner. We have not independently verified the facts so relied on.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

PBF Logistics LP

July 17, 2018

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units will, when issued and delivered against payment therefor in accordance with the Common Unit Purchase Agreement and the Prospectus Supplement, will be duly authorized, validly issued and purchasers of the Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments for their purchase of Units or contributions to the Partnership solely by reason of their ownership of Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal Laws of the United States of America, the Delaware LP Act and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP